Exhibit 99.1
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of an amended statement on Schedule 13D (including any and all further amendments thereto) with respect to the common stock, par value $0.001 per share, of National Research Corporation, and further agree to the filing of this agreement as an exhibit to such filing. The undersigned acknowledge that each shall be responsible for the timely filing of such statement and any further amendments thereto, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning others, except to the extent that it knows or has reason to believe that such information is inaccurate. This agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the 10th day of April, 2025.

Common Property Trust

By: /s/ Thomas Richardson
Name: Thomas Richardson
Title: Trustee

Amandla, LLC

By: /s/ Patrick E. Beans
Name: Patrick E. Beans
Title: Manager

Common Property Trust LLC

By: /s/ Patrick E. Beans
Name: Patrick E. Beans
Title: Manager

/s/ Patrick E. Beans
Patrick E. Beans

/s/ Michael D. Hays
Michael D. Hays

/s/ Thomas Richardson
Thomas Richardson